Exhibit 12.1

                    STATEMENT REGARDING COMPUTATION OF RATIOS


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

                                               Three Months Ended
                                                    March 31,                                Years Ended
                                             ----------------------    -----------------------------------------------------
                                              2005          2004        2004        2003        2002        2001       2000
                                             -------       -------     -------     -------     -------     -------    -------

Income (loss) before minority
   interests                                 $ 3,732       $(1,902)    $ 5,692     $(1,032)    $  (103)    $ 6,748    $19,993

Fixed charges
Interest expense, net                          8,178         6,740      29,535      29,593      30,389      33,008     34,072
                                             -------       -------     -------     -------     -------     -------    -------

       Total fixed charges                   $ 8,178       $ 6,740     $29,535     $29,593     $30,389     $33,008    $34,072
                                             =======       =======     =======     =======     =======     =======    =======

Earnings before fixed charges                $11,910       $ 4,838     $35,227     $28,561     $30,286     $39,756    $54,065
                                             =======       =======     =======     =======     =======     =======    =======

       Ratio of earnings/fixed charges          1.46           .72        1.19         .97        1.00        1.20       1.59
                                             =======       =======     =======     =======     =======     =======    =======

Preferred dividends                          $ 1,887       $ 1,887     $ 7,547     $ 6,823     $ 6,531     $ 6,531    $ 6,531
                                             -------       -------     -------    --------     -------     -------    -------

Fixed charges, including preferred
   dividends                                 $10,065       $ 8,627     $37,082     $36,416     $36,920     $39,539    $40,603
                                             =======       =======     =======     =======     =======     =======    =======

Ratio of earnings/fixed charges
   and preferred dividends                      1.18           .56         .95         .78         .82        1.01       1.33
                                             =======       =======     =======     =======     =======     =======    =======
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